Comparison of change in value of $10,000 investment in Dreyfus BASIC Municipal Bond Portfolio and the Lehman Brothers Municipal Bond Index

EXHIBIT A:

             Dreyfus BASIC    Lehman Brothers
  PERIOD      Municipal          Municipal
            Bond Portfolio     Bond Index *

  5/6/94        10,000            10,000
  8/31/94       10,414            10,244
  8/31/95       11,278            11,152
  8/31/96       11,974            11,736
  8/31/97       13,294            12,820
  8/31/98       14,594            13,929
  8/31/99       14,356            13,999
  8/31/00       15,275            14,947
  8/31/01       16,773            16,470
  8/31/02       17,564            17,500




* Source: Lipper Inc.